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The following text was placed on Serologicals Corporation's employee intranet on June 16, 2006.

Millipore: A closer look

        Editor's note: You've been hearing a lot about Millipore Corporation lately. But exactly what is Millipore, and what is its business all about? To shed more light on these questions, we invited Millipore to submit a guest article for SeroNet—to give Serologicals employees a closer look at the company they will soon be part of. So below, in Millipore's own words, is a brief description of Millipore today.

        After the pending acquisition is completed and Serologicals is part of Millipore, some of the terms and descriptions included here will have changed to reflect the combined strengths of both companies. But this summary will give you a broad overview of Millipore's business—right now.

        Walk into any laboratory anywhere in the world, and chances are you will find a Millipore filter, device, water purification system, assay plate or media vial. Walk into any biotech or pharmaceutical process development center or manufacturing plant anywhere in the world and chances are you will find larger versions of Millipore laboratory products—and more.

        In any lab, process development center or manufacturing plant, you will also have a good chance of seeing Millipore field scientists and application specialists in action, helping customers achieve their goals, helping improve productivity, helping move science and biotherapy forward.

Who we are

        We're a leading bioprocess and bioscience products and Services Company, with annual revenues of $991 million (2005) and a worldwide workforce of approximately 4,800 people.

        More than 60 percent of our revenues come from outside the United States. We have direct sales coverage in all major countries, 31 subsidiaries and offices worldwide, and three primary manufacturing sites—in Mosheim, France; Cork, Ireland; and Jaffrey, New Hampshire.

        We back up our global coverage with a robust infrastructure and supply chain. Our website is as easy to access from Tokyo as it is from Topeka or Turin.

        Our culture is dynamic and multinational. Senior management comes from all over the world. In each country in which we maintain a presence we're viewed as a local company. Management in Japan is Japanese; in China, Chinese; in France, French.

Divisions, products, technologies

        We're organized into two divisions. Our Bioprocess Division offers solutions that optimize development and manufacturing of biologics. Our Bioscience Division provides high performance products and application insights that improve laboratory productivity.

        We have a deep understanding of our customers' research and manufacturing process needs, and offer reliable and innovative tools, technologies and services. We develop, manufacture and market several thousand products, ranging from $2 pipette tips to multi-million dollar custom-engineered manufacturing systems.

        The majority of our product line is based on micro porous membrane, ultra filtration and chromatographic technologies. Bioscience products include ultra pure water systems and a broad range of devices for preparing samples for analysis. Bioprocess products include housings and filters and chromatographic media and columns for use in manufacturing processes, as well as disposable manufacturing products, and valves, mixers and process monitoring tools.

Differentiation

        We focus on applying our technologies to meet customer needs. Take a relatively simple device—a syringe filter used to purify laboratory solutions. There are dozens of varieties of this device that vary in terms of inlet and outlet, filter pore size, and filter type, plastic type and other variables. The end result is that the customer gets a device that works for his or her application.

        Another example—laboratory water systems. We manufacture a range of systems to meet different water quality needs, based on the input quality of water and the output quality required.

        In the bioprocess area, we offer a wide range of products and devices, including a market-leading chromatographic media, Prose A, which is used to purify many major monoclonal antibodies on the market or in the drug pipeline. We provide hundreds of other products that offer similar competitive advantages.

        Beyond products and technology, our chief differentiation is our direct, consultative worldwide sales coverage. In the bioprocess area, the drug development cycle takes eight to 10 years, and we're involved with customers during every phase of the cycle. Our process development scientists work in the field with customers in their laboratories. A continuous stream of biotech and pharmaceutical customers visits and audits our manufacturing plants, as a key part of the biotech drug production supply chain.

Growth and innovation

        With a great history and infrastructure, we've embarked on a new stage of growth and innovation. For most of our history we were a technology based company, with products applied to a wide range of industrial and laboratory applications. We're now focused on the life science market and we're more market and customer focused.

        We launched a new corporate strategy in June 2005, and since then we've made significant progress in accelerating growth and innovation, and increasing our product, technology and talent portfolio.

        In 2005 we acquired Micro Safe, a contract testing laboratory, and Nova septic, a bioprocess company with unique testing and processing equipment. In the same year we also formed an alliance with Gen-Probe, and expect unique rapid microbiology testing products from this alliance in 2007. In 2006, we acquired Newport Bios stems, expanding our leadership in the new area of disposable biopharmaceutical manufacturing.

For more information, go to www.millipore.com

        This material is not a substitute for the proxy statement Serologicals Corporation has filed with the Securities and Exchange Commission (SEC) and is currently mailing to stockholders. You are urged to read the proxy statement because it contains important information. The proxy statement and other documents filed by Serologicals with the SEC are available free of charge at the SEC's website, or by visiting Serologicals' website at www.serologicals.com.